Exhibit 99.1

ICO, Inc. Announces Record Third Quarter Financial Results
and Payment of Preferred Stock Dividends in Arrears

HOUSTON, TEXAS, August 7, 2007 – ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced its results for the third fiscal quarter ended June 30, 2007.

Third Quarter Highlights

•	Record quarterly revenues of $113.4 million, an increase of $30.9 million or 38% from the prior year
•	Volume growth of 8% compared to both the same quarter of fiscal 2006 and the second quarter of fiscal 2007
•	Record quarterly operating income of $9.0 million, up 51% year-over-year and over previous operating income record (FY 2007 Q2) by 30%
•	Net income per share from continuing operations of $.20 fully diluted

Third Quarter 2007 vs. Third Quarter 2006

Revenues increased $30.9 million or 38%, compared to the same quarter in the prior year, to $113.4 million.  An increase in volumes sold of 8% led to an increase in revenues of $16.5 million, or 53% of the revenue increase.  Volume improvements were driven primarily in Europe and Australasia, where market demand has increased.  Increases in average selling prices caused by higher raw material costs and changes in product and service sales mix caused revenues to increase $8.9 million.  In addition, stronger foreign currencies compared to the U.S. Dollar increased revenues by $5.5 million.

The growth in revenues led to an increase in gross profit of $4.4 million over the same quarter in fiscal 2006, or 27%, to $20.5 million for the three months ended June 30, 2007.  Gross margins declined from 19.5% to 18.1% due to a change in product and service sales mix.  Sales, general and administrative expenses (“SG&A”) increased $1.4 million due to higher employee compensation and benefit costs and the effect from stronger foreign currencies.  As a percentage of revenues, SG&A dropped to 8.6% from 10.0%, also due to the change in sales mix.  Operating income for the quarter was $9.0 million, an increase of $3.0 million or 51%.  Operating income margins improved to an all-time record of 7.9%, compared to 7.2% last year.  Income from continuing operations increased $1.5 million (37%) to $5.6 million, or $.20 per fully diluted share, as a result of the improved operating income.

Third Quarter 2007 vs. Second Quarter 2007

Compared to the second quarter of fiscal 2007, revenues increased $18.7 million, or 20% primarily due to growth in volumes sold of 8%.  The growth in volumes increased revenues by $11.9 million.  A change in product and service sales mix increased revenues by $5.6 million, and the effect of stronger foreign currencies increased revenues by $1.2 million.

Similar to the year-over-year quarterly comparison, the sequential revenue increase led to an increase in operating income of $2.1 million or 30%.  Pre-tax income from continuing operations improved $1.9 million (31%) to $8.0 million.  Income tax expense increased $1.8 million in the third quarter, due to the higher pre-tax income earned during the quarter.  Furthermore, the reversal of a valuation allowance of $1.4 million was the primary reason for the low effective tax rate of 9.8% in the second fiscal quarter, compared to the more normalized third quarter fiscal 2007 tax rate of 29.9%.  As a result of the higher operating income in the third quarter, mostly offset by higher tax expense, income from continuing operations increased $0.1 million or 2%.

“We just completed a tremendous record-setting quarter,” stated the Company’s President and CEO, Mr. A. John Knapp, Jr., “benefiting from our global position in the market as most of our year-over-year revenue growth in the third quarter was provided by our foreign operations.  While we expect to see usual seasonal weakness in our European business in our next fiscal quarter, we expect the impressive year-over-year volume growth in our Australasian business to continue.  We are very well positioned to continue to grow our business.”

Balance Sheet and Liquidity

Our balance sheet remains in very good condition to support the continued growth of the Company.  Available credit under committed credit facilities increased $1.7 million during the third quarter to $55.5 million.  The strong earnings and a weaker U.S. Dollar increased stockholders’ equity by $8.0 million for the quarter to $84.4 million as of June 30, 2007.  Capital expenditures were $3.5 million during the third quarter, including the purchase of the factory formerly leased by our Malaysian operation.

Payment of Quarterly Dividend and Cumulative Dividends in Arrears on Preferred Stock

The Company’s Board of Directors has declared a dividend on the Company’s Depositary Shares, each representing ¼ of a share of the Company’s $6.75 convertible exchangeable preferred stock (“Preferred Stock”), in the amount of $.42 per Depositary Share, payable to shareholders of record as of September 21, 2007.

Additionally, the Company’s Board of Directors has declared all cumulative dividends in arrears on its Depositary Shares, in the amount of $6.33 per Depositary Share, also payable to shareholders of record as of the September 21, 2007 record date.  By paying the Preferred Stock dividends in arrears, the terms of the Preferred Stock will no longer prevent the Company from declaring or paying dividends on Common Shares or repurchasing any of the outstanding Common Shares in the future.  As of August 7, 2007 there were 194,147 Depositary Shares outstanding.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2007 third quarter results can be accessed at 10:00 a.m. Central Daylight Savings Time on Wednesday, August 8, 2007 at http://www.videonewswire.com/event.asp?id=39094, where the webcast replay will be accessible for thirty days.  The webcast replay will also be accessible on the Company’s website at www.icopolymers.com for a period of twelve months.  (Minimum requirements to listen to the broadcast are:  The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx and at least a 28.8Kbps connection to the Internet.)

Investors are invited to participate in the conference by dialing 847-413-3235, passcode 18491471.  A replay of the conference call will be available by dialing 630-652-3044, passcode 18491471.

About ICO, Inc.

With 19 locations in 10 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.   Contact:  CFO – Jon C. Biro at 713-351-4100.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2006 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended			Nine Months Ended
	June 30,		March 31,	June 30,
		2006			2006
	2007	(as restated)	2007	2007	(as restated)
Product Sales	$102,963	$73,186	$84,893	$265,443	$211,334
Toll Services	10,415	9,258	9,826	28,915	25,766
Total Revenues	113,378	82,444	94,719	294,358	237,100
Cost of sales and services (exclusive of depreciation shown
separately below)	92,836	66,330	77,371	241,976	190,035
Gross Profit (1)	20,542	16,114	17,348	52,382	47,065
Selling, general and administrative expense	9,727	8,278	9,274	27,440	25,663
Depreciation and amortization	1,855	1,917	1,855	5,466	5,501
Impairment, restructuring and other costs (income)	-	-	(654)	(654)	118
Operating income	8,960	5,919	6,873	20,130	15,783
Other income (expense):
Interest expense, net	(799)	(505)	(838)	(2,301)	(1,601)
Other income (expense)	(129)	167	88	(296)	313
Income from continuing operations before income taxes	8,032	5,581	6,123	17,533	14,495
Provision for income taxes	2,400	1,470	601	3,819	4,307
Income from continuing operations	5,632	4,111	5,522	13,714	10,188
Income (loss) from discontinued operations, net of income taxes	(18)	(19)	1,475	1,421	(52)
Net income	$5,614	$4,092	$6,997	$15,135	$10,136
Undeclared Preferred Stock dividends, as restated	-	(544)	-	(226)	(1,632)
Preferred Stock dividends declared	(82)	-	(82)	(246)	-
Net gain on redemption of Preferred Stock	-	-	-	6,023	-
Net income applicable to Common Stock, as restated	$5,532	$3,548	$6,915	$20,686	$8,504

Basic income from continuing operations per common share,
as restated	$0.21	$0.14	$0.21	$0.74	$0.33
Basic net income per common share, as restated	$0.21	$0.14	$0.27	$0.80	$0.33
Diluted income from continuing operations per common share,
as restated	$0.20	$0.13	$0.20	$0.49	$0.33
Diluted net income per common share, as restated	$0.20	$0.13	$0.26	$0.54	$0.33

Gross Margin (2)	18.1%	19.5%	18.3%	17.8%	19.9%

(1) Calculated as Total Revenues minus Cost of Sales and Services, exclusive of Depreciation Expense.
(2) Calculated as Gross Profit divided by Total Revenues.

 ICO, Inc.
Consolidated Balance Sheet
 (Unaudited and in thousands, except share data and ratios)

	June 30,	September 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$3,989	$17,427
Trade receivables	88,292	67,742
Inventories	43,962	41,961
Deferred income taxes	1,661	2,195
Prepaid and other current assets	6,747	6,775
Total current assets	144,651	136,100

Property, plant and equipment, net	54,824	50,884
Goodwill	9,325	8,585
Other assets	3,747	2,392
Total assets	$212,547	$197,961

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings under credit facilities	$15,860	$17,214
Current portion of long-term debt	13,701	4,696
Accounts payable	47,033	35,809
Accrued salaries and wages	6,265	5,360
Income taxes payable	1,401	4,188
Other current liabilities	12,069	11,332
Total current liabilities	96,329	78,599

Long-term debt, net of current portion	25,311	21,559
Deferred income taxes	4,444	4,210
Other long-term liabilities	2,098	1,876
Total liabilities	128,182	106,244

Commitments and contingencies	-	-
Stockholders' equity:
Convertible exchangeable preferred stock, without par value-
345,000 shares authorized; 48,537 and 322,500 shares issued and outstanding, respectively, with a liquidation preference of $6,082 and
$40,410, respectively	2	13
Undesignated preferred stock, without par value-
105,000 shares authorized; No shares issued and outstanding	-	-
Common stock, without par value- 50,000,000 shares
authorized; 26,233,844 and 25,792,168 shares issued
and outstanding, respectively	46,657	45,087
Additional paid-in capital	76,340	104,844
Accumulated other comprehensive income (loss)	4,304	(154)
Accumulated deficit	(42,938)	(58,073)
Total stockholders' equity	84,365	91,717
Total liabilities and stockholders' equity	$212,547	$197,961

OTHER BALANCE SHEET DATA
Working capital	$48,322	$57,501
Current ratio	1.5	1.7
Total debt	$54,872	$43,469
Debt-to-capitalization	39.4%	32.2%

                                 ICO, Inc.
                        Supplemental Segment Information
                                            (Unaudited and in thousands, except percentages)

Revenues
Three Months Ended June 30:	2007	% of Total	2006	% of Total	Change	%
ICO Europe	$47,797	42%	$35,181	43%	$12,616	36%
ICO Courtenay - Australasia	25,528	22%	10,356	13%	15,172	147%
ICO Polymers North America	11,083	10%	12,261	15%	(1,178)	(10%	)
ICO Brazil	3,286	3%	2,072	2%	1,214	59%
Total ICO Polymers	87,694	77%	59,870	73%	27,824	46%
Bayshore Industrial	25,684	23%	22,574	27%	3,110	14%
Consolidated	$113,378	100%	$82,444	100%	$30,934	38%

Nine Months Ended June 30:	2007	% of Total	2006	% of Total	Change	%
ICO Europe	$124,178	42%	$95,162	40%	$29,016	30%
ICO Courtenay - Australasia	59,624	20%	34,528	15%	25,096	73%
ICO Polymers North America	31,486	11%	33,079	14%	(1,593)	(5%	)
ICO Brazil	9,605	3%	6,894	3%	2,711	39%
Total ICO Polymers	224,893	76%	169,663	72%	55,230	33%
Bayshore Industrial	69,465	24%	67,437	28%	2,028	3%
Consolidated	$294,358	100%	$237,100	100%	$57,258	24%

Operating income (loss)
Three Months Ended June 30:	2007	2006	Change	%
ICO Europe	$3,376	$1,659	$1,717	103%
ICO Courtenay - Australasia	2,315	340	1,975	581%
ICO Polymers North America	1,553	1,862	(309)	(17%	)
ICO Brazil	63	(114)	177	NM
Total ICO Polymers	7,307	3,747	3,560	95%
Bayshore Industrial	3,329	3,720	(391)	(11%	)
Total Operations	10,636	7,467	3,169	42%
General Corporate Expense	(1,511)	(1,361)	(150)	11%
Unallocated stock option compensation	(165)	(187)	22	(12%	)
Consolidated	$8,960	$5,919	$3,041	51%

Nine Months Ended June 30:	2007	2006	Change	%
ICO Europe	$6,559	$4,931	$1,628	33%
ICO Courtenay - Australasia	4,161	1,700	2,461	145%
ICO Polymers North America	4,313	3,717	596	16%
ICO Brazil	267	(450)	717	NM
Total ICO Polymers	15,300	9,898	5,402	55%
Bayshore Industrial	9,642	10,879	(1,237)	(11%	)
Total Operations	24,942	20,777	4,165	20%
General Corporate Expense	(4,370)	(4,355)	(15)	0%
Unallocated stock option compensation	(442)	(639)	197	(31%	)
Consolidated	$20,130	$15,783	$4,347	28%

Operating income (loss) as a percentage of revenues	Three Months Ended June 30,			Nine Months Ended June 30,
	2007	2006	Change	2007	2006	Change
ICO Europe	7%	5%	2%	5%	5%	0%
ICO Courtenay - Australasia	9%	3%	6%	7%	5%	2%
ICO Polymers North America	14%	15%	(1%)	14%	11%	3%
ICO Brazil	2%	(6%)	8%	3%	(7%)	10%
Total ICO Polymers	8%	6%	2%	7%	6%	1%
Bayshore Industrial	13%	16%	(3%)	14%	16%	(2%)
Consolidated	8%	7%	1%	7%	7%	0%

NM = Not meaningful

                                                  ICO, Inc.
                                Supplemental Segment Information (cont'd.)
                                     (Unaudited and in thousands, except percentages)

Revenues
	Three Months Ended
	June 30,		March 31,
	2007	% of Total	2007	% of Total	Change	%
ICO Europe	$47,797	42%	$42,114	44%	$5,683	13%
ICO Courtenay - Australasia	25,528	22%	18,483	20%	7,045	38%
ICO Polymers North America	11,083	10%	10,797	11%	286	3%
ICO Brazil	3,286	3%	3,424	4%	(138)	(4%	)
Total ICO Polymers	87,694	77%	74,818	79%	12,876	17%
Bayshore Industrial	25,684	23%	19,901	21%	5,783	29%
Consolidated	$113,378	100%	$94,719	100%	$18,659	20%

Operating income (loss)
	Three Months Ended
	June 30,	March 31,
	2007	2007	Change	%
ICO Europe	$3,376	$2,508	$868	35%
ICO Courtenay - Australasia	2,315	1,128	1,187	105%
ICO Polymers North America	1,553	1,752	(199)	(11%	)
ICO Brazil	63	127	(64)	(50%	)
Total ICO Polymers	7,307	5,515	1,792	32%
Bayshore Industrial	3,329	3,023	306	10%
Total Operations	10,636	8,538	2,098	25%
General Corporate Expense	(1,511)	(1,520)	9	(1%	)
Unallocated stock option compensation	(165)	(145)	(20)	14%
Consolidated	$8,960	$6,873	$2,087	30%

Operating income (loss) as a percentage of revenues	Three Months Ended
	June 30,	March 31,
	2007	2007	Change
ICO Europe	7%	6%	1%
ICO Courtenay - Australasia	9%	6%	3%
ICO Polymers North America	14%	16%	(2%)
ICO Brazil	2%	4%	(2%)
Total ICO Polymers	8%	7%	1%
Bayshore Industrial	13%	15%	(2%)
Consolidated	8%	7%	1%